Exhibit (a)(16)



[CONRAIL LOGO]


FOR IMMEDIATE RELEASE



CONTACTS:
               Conrail Inc.               Abernathy MacGregor Group
               Craig MacQueen             Joele Frank/Dan Katcher
               (215) 209-4594             (212) 371-5999


                NORFOLK SOUTHERN REQUESTS POSTPONEMENT
                   OF PRELIMINARY INJUNCTION HEARING


Philadelphia, PA (November 7, 1996)--Conrail Inc. (NYSE: CRR) today announced that at the request of Norfolk Southern Corporation (NYSE:

NSC), at a telephonic conference with the Court this morning, the hearing on Norfolk Southern's motion for a preliminary injunction has been postponed from Tuesday, November 12, 1996 until Monday, November

18, 1996.


Conrail, with corporate headquarters in Philadelphia, PA, operates on

11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec.


                                 # # #